Exhibit 99.1

ABX AIR REPORTS THIRD QUARTER 2007 RESULTS

Charter Segment Revenues Grow 154%

WILMINGTON, Ohio – November 14, 2007 - ABX Air, Inc., (NASDAQ: ABXA) today reported revenues of $286.0 million and net earnings of $2.4 million, or $0.04 per share, for the third quarter of 2007, compared with revenues of $281.3 million and net earnings of $6.6 million, or $0.11 per share, for the third quarter of 2006.

Revenues from ABX Air’s principal customer, DHL, were down 3% for the quarter, but revenues from ABX Air’s expanding independent air charter operations increased 154%, and revenues from other, non-DHL operations increased 74%.

ABX Air added two more Boeing 767 freighter aircraft to serve charter customers during the third quarter, for a total of nine in service at the end of September 2007 compared with three at the end of September 2006. Revenues from ABX Air’s other non-DHL operations reflected full-scale operations at all three sorting centers that the company manages for the U.S. Postal Service, and from increased aircraft maintenance work for third parties.

Third-quarter pre-tax earnings from operations under the DHL agreements declined 12%, and earnings from operations outside those agreements also were down 16%. Results from DHL operations were negatively impacted by the transfer of management of the Allentown, Pennsylvania and Riverside, California hubs to DHL during 2007, and by the 2006 reduction in the number of ABX Air aircraft in DHL’s U.S. network. Start-up costs associated with new charter customers, including ABX Air’s services for All Nippon Airways in Asia, were the principal reasons for reduced margins in other operations.

The third quarter of 2007 included $2.3 million in deferred (non-cash) income tax expense, compared with zero tax expense in the third quarter a year ago. Interest income, net of non-reimbursable interest expense, was $0.2 million in the third quarter this year, compared with $1.4 million in the third quarter of 2006. The principal factor was interest expense for newly acquired 767s that ABX Air has elected to finance.

For the first nine months of 2007, revenues were $855.3 million and net earnings were $11.2 million, or $0.19 per share. For the first nine months of 2006, ABX Air’s revenues were $954.1 million, and its net earnings were $21.1 million, or $0.36 per share. The year-to-date earnings for 2007 include $7.7 million of income tax expense, compared with zero income tax expense for the same period in 2006.

Joe Hete, President and CEO of ABX Air, stated, “Although strong growth in our ACMI charter operations, including our Asian Boeing 767 ACMI operations that began in May, helped us achieve positive earnings in our Charter segment for the third quarter, overall the third-quarter results were disappointing.”

Hete said that, in particular, pre-tax earnings from the Charter segment during the third quarter were lower than expected because deploying recently delivered aircraft for customers is taking longer than expected. Additionally, margins during the quarter were hurt by high aircraft crewing expenses in our Asia start-up operations and the first scheduled heavy maintenance for one of the newer 767s.

“Efforts to cooperatively find an alternative to a foreign domicile at the request of the pilots union have been unsuccessful. We initially implemented a temporary crew rotation plan for the Asian operations that was too costly to maintain,” Hete said. “We are now proceeding to establish flight crews permanently in Japan under the provisions of our current collective bargaining agreement. We expect to realize the lower costs necessary for ABX to be competitive in Asia as a result of the permanent base by the first quarter of 2008. In the meantime, the market demand for the Boeing 767s remains strong, and I am pleased to note that this month, we will deploy an aircraft for a new South American customer under an ACMI contract.”

Hete also said that ABX Air continues to deploy the Boeing 767 freighters it agreed to acquire in 2005. Nine of those aircraft were in service at the end of September 2007, and three more will arrive during the fourth quarter. Two more will enter service during 2008.

Results Associated with the DHL Agreements

ABX Air’s revenues from its two commercial agreements with DHL declined 3% to $260.6 million, due primarily to the factors mentioned above and reduced DHL package volume in the United States. Pre-tax earnings from those agreements were $3.2 million during the third quarter of 2007, down from $3.6 million in the third quarter of 2006.

ABX Air has two commercial agreements with DHL: an aircraft, crew, maintenance and insurance (ACMI) agreement, and a Hub Services agreement. Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs, and has the opportunity to earn incremental mark-ups for meeting certain quarterly cost goals, as well as annual cost and service goals.

Third quarter pre-tax earnings included $2.6 million from base mark-up. Incremental mark-up added $587,000, all of which was earned under the ACMI agreement. The latter represents approximately 100% of the maximum quarterly incremental mark-up possible under the ACMI agreement, and 51% of the total potential award under both contracts.

In the third quarter of 2007, ABX Air recognized a $325,000 impairment charge associated with four DC-9 aircraft released in September from service for DHL. Three of the four aircraft will be sold to DHL, while ABX will retain the fourth.

During the third quarter of 2007, DHL informed ABX Air that it intended to take over management of its South Bend, Indiana regional hub and its Columbus, Ohio, logistics center, currently managed by ABX Air. Management of the South Bend hub was transferred to DHL on November 3, 2007. The Columbus center transition will be completed on January 1, 2008. In total, these operations contributed approximately $18.9 million of revenues and $0.3 million of pre-tax earnings in 2007, through September 30.

Results from Non-DHL Operations

Hete noted that the rapid growth of air charter revenues in the third quarter reflects greater available capacity and strong demand for ABX Air’s services. Block hours flown for Boeing 767 aircraft in non-DHL ACMI service increased 140% in the third quarter of 2007 compared to the same period in 2006. Margins declined principally because of start-up costs and unanticipated higher costs of operations in Asia, which the company is working to resolve.

Pre-tax earnings from other third-party operations increased 53%, as orders for avionics upgrades and other maintenance work were completed.

Outlook/Other Items

Annual Mark-up Potential under the DHL Agreements

The two commercial agreements with DHL allow ABX Air to earn additional cost-related and service mark-up revenues based on its performance against annual goals. Mark-up revenues for performance against annual goals are realized in the fourth quarter.

Progress toward those annual goals through the first nine months of the year is not necessarily indicative of full year performance. But as of September 30, 2007, ABX Air was on pace to achieve nearly 100% of its ACMI maximum for full-year cost-related performance, but none of the annual incremental cost-related mark-up under its Hub Services agreement. The maximum amount of annual cost-related mark-up on eligible costs available in each agreement is approximately 0.81%.

On the same projected basis, through the first nine months of 2007, ABX Air was on pace to achieve annual mark-up for performance against service goals approximately equal to 80% of the maximum available under the ACMI agreement, and approximately 90% of the maximum under the Hub Services agreement. The maximum annual service mark-up available in the ACMI agreement is 0.25%; the maximum service mark-up available in the Hub Services agreement is 0.75%.

Default Under DHL Agreements

As described in ABX Air’s Form 8-K filed with the Securities and Exchange Commission on November 9, 2007, DHL is in default under terms of the ACMI and Hub Services agreements. The default resulted from an $8.8 million reduction in DHL’s weekly pre-funding payment to ABX Air on November 5, 2007, for ABX Air’s expenses related to the ACMI and Hub Services agreements. DHL cited as the reason for the reduction its contention that it was no longer responsible to reimburse ABX Air for certain overhead expenses. ABX Air notified DHL that it was in default under the commercial agreements because the agreements do not permit the withholding of amounts in dispute. DHL denied that it has defaulted and maintains that its actions were proper. ABX anticipates arbitrating the DHL claim as specified in the commercial agreements.

Acquisition of Cargo Holdings International, Inc.

On November 2, 2007, ABX Air announced that it has agreed to acquire all of the outstanding stock of Cargo Holdings International, Inc. (“CHI”), a privately held provider of outsourced air cargo services based in Orlando, Florida, in a transaction with an estimated enterprise value of $350 million. The $350 million enterprise value estimate assumes that CHI will, prior to closing the transaction, acquire and begin cargo modification of two 757-200 aircraft in addition to the one 757-200 it presently owns. At closing, it is anticipated that CHI will have eight aircraft in process of being converted to cargo configuration, including five 767-200s and three 757-200s. None of these aircraft will have contributed any revenue or earnings to CHI prior to being acquired by ABX. CHI projects, on pre-acquisition basis, including results from its non-airline businesses, revenues of approximately $300 million with EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $73 million for the year ended December 31, 2007.

The transaction will be financed with the issuance of four million shares of ABX common stock and cash from a new $345 million senior secured credit facility led by SunTrust Bank and Regions Bank, a portion of which will be used to refinance CHI’s existing $100 million credit facility. The acquisition is subject to customary regulatory approvals and is expected to close before the end of 2007. The financing of the transaction is also subject to the lenders’ satisfaction that upon completion of the transaction, ABX Air would remain in compliance with its material agreements, including its ACMI agreement with DHL.

“We recognize that extending our position as DHL’s primary domestic airlift supplier is still our principal objective,” Hete said, “But the broader base of business we will have from the CHI transaction and the deployment of our wide-body aircraft for new customers will transform ABX. We are eager to share the details about how and why we believe CHI is an excellent strategic fit with ABX Air as separate, wholly owned units of our new parent company, ABX Holdings, Inc. We are focused on getting the best results out of the businesses we have now, as well as accelerating the process by which we can work together with the people of CHI.”

Conference Call

ABX Air will host a conference call to review its financial results for the third quarter of 2007 on Friday, November 16, at 10:30 A.M. Eastern time. Participants should dial (866) 831-6224 and international participants should dial (617) 213-8853 ten minutes before the scheduled start of the call and ask for conference ID #47035810. The call will also be webcast live (listen-only mode) via www.abxair.com and www.earnings.com for individual investors and via www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #77444120. The webcast replay will remain available via www.abxair.com and www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, ABX Air’s ability to maintain cost and service level performance under the commercial agreements with DHL, reductions in the scope of services under those agreements, uncertainty as to the ultimate outcome of ABX Air’s disputes with DHL under the commercial agreements, uncertainty of the effects the disputes with DHL may have on ABX Air’s financial liquidity, the ability to generate revenues and earnings from the deployment of Boeing 767 freighter aircraft into non-DHL charter service and from the sort operations being performed for the U.S. Postal Service, and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:	Quint Turner

ABX Air, Inc.

937-382-5591

ABX AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
REVENUES	$285,964	$281,348	$855,323	$954,091
OPERATING EXPENSES:
Salaries, wages and benefits	147,791	150,039	456,830	467,396
Fuel	66,154	69,253	186,505	200,305
Maintenance, materials and repairs	23,731	19,528	69,276	75,377
Depreciation and amortization	13,502	11,649	38,282	34,002
Landing and ramp	4,380	4,071	18,558	16,193
Rent	2,167	2,116	6,880	6,826
Purchased line-haul and yard management	1,432	1,879	4,649	86,328
Other operating expenses	19,555	14,641	48,787	41,660

	278,712	273,176	829,767	928,087

	7,252	8,172	25,556	26,004
INTEREST EXPENSE, NET OF INTEREST INCOME	(2,557)	(1,598)	(6,674)	(4,878)

INCOME BEFORE INCOME TAXES	4,695	6,574	18,882	21,126
INCOME TAXES	(2,291)	—	(7,666)	—

NET EARNINGS	$2,404	$6,574	$11,216	$21,126

EARNINGS PER SHARE:
Basic earnings per share	$0.04	$0.11	$0.19	$0.36

Diluted earnings per share	$0.04	$0.11	$0.19	$0.36

WEIGHTED AVERAGE SHARES:
Basic	58,288	58,270	58,284	58,270

Diluted	58,750	58,585	58,658	58,543

ABX AIR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS:
Cash	$33,640	$63,219
Marketable securities	16,853	15,374
Accounts receivable, net	18,969	10,365
Deferred income taxes	14,691	14,691
Other current assets	22,318	22,521

Total Current Assets	106,471	126,170
Property and equipment, net	16,456	7,966
Deferred income taxes	74,926	87,024
Other assets	518,377	458,638

Total Assets	$716,230	$679,798

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$125,482	$144,278
Post-retirement liabilities	219,684	222,587
Other long-term obligations	233,303	192,723
Stockholders’ Equity	137,761	120,210

Total Liabilities and Stockholders’ Equity	$716,230	$679,798

ABX AIR, INC.

PRE-TAX EARNINGS SUMMARY

(In thousands)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
REVENUES
DHL
ACMI
Base mark-up	$108,873	$109,437	$334,760	$352,520
Incremental mark-up	587	621	1,724	2,052

Total ACMI	109,460	110,058	336,484	354,572
Hub Services
Base mark-up	73,837	80,110	232,531	309,674
Incremental mark-up	—	160	—	952

Total Hub Services	73,837	80,270	232,531	310,626
Other Reimbursable	77,265	79,446	223,380	260,237

Total DHL Contracts	260,562	269,774	792,395	925,435
Charters	16,704	6,587	37,911	15,838
Other Activities	8,698	4,987	25,017	12,818

Total Revenues	$285,964	$281,348	$855,323	$954,091

EXPENSES
DHL
ACMI	$107,528	$107,984	$329,960	$347,201
Hub services	72,606	78,749	228,672	305,510
Other Reimbursable	77,265	79,446	223,380	260,237

Total DHL	257,399	266,179	782,012	912,948
Charters	16,513	5,753	34,515	14,058
Other Activities	7,562	4,243	21,657	10,044

Total Expenses	$281,474	$276,175	$838,184	$937,050

PRE-TAX EARNINGS
DHL	$3,163	$3,595	$10,383	$12,487
Charters	191	834	3,396	1,780
Other Activities	1,136	744	3,360	2,774
Interest Income and Other	205	1,401	1,743	4,085

Total Pre-tax Earnings	$4,695	$6,574	$18,882	$21,126

The Company does not allocate overhead costs that are reimbursed by DHL to its non-DHL activities. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL business activities.